Lake Shore Announces

Record Earnings for 2025

DUNKIRK, N.Y. — January 21, 2026 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ: LSBK), the holding company for Lake Shore Bank (the “Bank”), reported unaudited net income of $1.9 million, or $0.26 per diluted share, for the fourth quarter of 2025 compared to net income of $1.5 million, or $0.19 per diluted share, for the fourth quarter of 2024. For the year ended December 31, 2025, the Company reported unaudited net income of $7.3 million, or $0.97 per diluted share, as compared to $4.9 million, or $0.65 per diluted share, for the year ended December 31, 2024. The Company's 2025 financial performance was positively impacted by an increase in net interest income and a decrease in non-interest expenses.

"Our fourth quarter and 2025 year-end results reflect the effectiveness of our strategies," stated Kim C. Liddell, President, CEO, and Director. "We increased core earnings, improved margins, strengthened the balance sheet, reduced borrowings and non-performing assets, and grew tangible book value. Our disciplined focus on prudent loan growth and core deposits positions us well for 2026 and delivering shareholder value."

Fourth Quarter 2025 and Full Year Financial Highlights:

•
Net income increased to $1.9 million during the fourth quarter of 2025, an increase of $465,000, or 31.7%, when compared to the fourth quarter of 2024 and increased to $7.3 million during the year ended December 31, 2025, an increase of $2.3 million, or 47.4%, when compared to the year ended December 31, 2024;
•
Net interest margin increased to 3.85% during the fourth quarter of 2025, an increase of 13 basis points when compared to net interest margin of 3.72% during the third quarter of 2025. Net interest margin increased to 3.73% for the year ended December 31, 2025, an increase of 52 basis points when compared to net interest margin of 3.21% for the year ended December 31, 2024;
•
Efficiency ratio improved to 69.21% for the year ended December 31, 2025, a decrease of 12.79% as compared to 82.00% for the year ended December 31, 2024;
•
Reduced reliance on wholesale funding by repaying all outstanding borrowings at December 31, 2024 of $10.3 million during the year ended December 31, 2025;
•
Book value per share increased 56.4% to $18.10 per share at December 31, 2025, as compared to $11.57 per share at December 31, 2024;
•
Non-performing assets as a percentage of total assets decreased to 0.23% at December 31, 2025, as compared to 0.55% at December 31, 2024, primarily due to a decrease in non-performing assets of $2.1 million, or 55.8% during 2025; and
•
The Bank's capital position remains "well capitalized" with a Tier 1 Leverage ratio of 16.65% and a Total Risk-Based Capital ratio of 23.51% at December 31, 2025.

Net Interest Income

Net interest income for the fourth quarter of 2025 increased by $267,000, or 4.2%, to $6.6 million as compared to $6.4 million for the third quarter of 2025 and increased $1.3 million, or 24.0%, as compared to $5.3 million for the fourth quarter of 2024. Net interest margin and interest rate spread were 3.85% and 3.21%, respectively, for the fourth quarter of 2025 as compared to 3.72% and 3.02%, respectively, for the third quarter of 2025 and 3.31% and 2.72%, respectively, for the fourth quarter of 2024.

Net interest income for the year ended December 31, 2025 increased $3.5 million, or 16.6%, to $24.6 million as compared to $21.1 million for the year ended December 31, 2024. Net interest margin and interest rate spread were 3.73% and 3.13%, respectively, for the year ended December 31, 2025 as compared to 3.21% and 2.62%, respectively, for the year ended December 31, 2024.

Interest income for the fourth quarter of 2025 was $9.5 million, an increase of $106,000, or 1.1%, compared to $9.4 million for the third quarter of 2025, and an increase of $867,000, or 10.1%, compared to $8.6 million for the fourth quarter of 2024.

The increase in interest income from the prior quarter was primarily due to a three basis points increase in the average yield on interest-earning assets. Interest income on loans increased by $152,000, or 1.9%, due to an 11 basis points increase in average yield during the fourth quarter of 2025.

The increase in interest income from the prior year quarter was primarily due to a $43.4 million, or 6.7%, increase in the average balance of interest-earning assets and a 17 basis points increase in the average yield of interest-earning assets. During the fourth quarter of 2025 as compared to the same period in 2024, there was a $642,000 increase in interest income on loans due to a 32 basis points increase in the average yield earned on loans and a $13.8 million, or 2.6%, increase in the average balance of loans. Further, interest income on interest-earning deposits increased by $253,000, or 50.7%, primarily due to a $33.8 million, or 77.9%, increase in the average balance of interest-earning deposits. These increases were partially offset by a $28,000 decrease in interest income on securities due to a $4.1 million decrease in the average balance of the securities portfolio due to paydowns.

Interest income for the year ended December 31, 2025 was $36.3 million, an increase of $1.5 million, or 4.2%, compared to $34.8 million for the year ended December 31, 2024. The increase was due to a 20 basis points increase in the average yield on interest-earning assets primarily due to an increase in the average yield earned on loans. During the year ended December 31, 2025 as compared to 2024, there was a $2.1 million increase in interest income on loans due to a 32 basis points increase in the average yield on loans and a $4.5 million, or 0.8%, increase in the average balance of loans, partially offset by a decrease in interest income on interest earning deposits. Interest income on interest-earning deposits decreased to $2.1 million in 2025, a decrease of $410,000, or 16.7%, from $2.5 million in 2024, due to a 100 basis points decrease in average yield of interest-earning deposits, partially offset by a $1.8 million, or 3.8%, increase in the average balance of interest-earning deposits.

Interest expense for the fourth quarter of 2025 was $2.8 million, a decrease of $161,000, or 5.4%, from the third quarter of 2025, and a decrease of $414,000, or 12.7%, from $3.2 million for the fourth quarter of 2024.

The decrease in interest expense when compared to the previous quarter was primarily due to a 17 basis points decrease in the average interest rate paid on interest-bearing liabilities. During the fourth quarter of 2025 as compared to the previous quarter, interest expense on deposits decreased by $172,000, or 5.8%, due to a 17 basis points decrease in the average interest rate paid on deposit accounts. Average interest-bearing deposit balances were $492.6 million, a 1.2% increase during the fourth quarter of 2025 when compared to the previous quarter due to an increase in the average balance of money market and savings accounts. Interest expense on borrowed funds and other interest-bearing liabilities increased by $11,000 due to a $1.7 million, or 73.4%, increase in the average balance of borrowed funds and other interest-bearing liabilities due to an increase in the average balance of advances from borrowers for taxes and insurance.

The decrease in interest expense when compared to the prior year quarter was primarily due to a 33 basis points decrease in average interest rate paid on interest-bearing liabilities. During the fourth quarter of 2025 as compared to the same period in 2024, there was a $354,000 decrease in interest paid on time deposit accounts due to a 57 basis points decrease in the average interest rate paid on time deposits. The decrease in the average interest rate paid on time deposit accounts was primarily due to the decrease in market interest rates and proactive management of deposit funding costs. Average interest-bearing deposit balances increased $5.1 million, or 1.1% during the fourth quarter of 2025 from the fourth quarter of 2024, due to an increase in average money market accounts when compared to the same period of 2024. During the fourth quarter of 2025, interest expense on borrowed funds and other interest-bearing liabilities decreased by $65,000, or 61.3%, compared to the fourth quarter of 2024, primarily due to a $6.6 million decrease in average borrowed funds and other interest-bearing liabilities outstanding due to the repayment of our borrowings during 2025.

Interest expense for the year ended December 31, 2025 was $11.7 million, a decrease of $2.0 million, or 14.7%, from $13.7 million for the year ended December 31, 2024. The decrease in interest expense was primarily due to a 31 basis points decrease in average interest rate paid on interest-bearing liabilities and a $19.6 million, or 3.8%, decrease in the average balance of interest-bearing liabilities. During the year ended December 31, 2025 as compared to 2024, there was a $1.5 million decrease in interest paid on time deposit accounts due to a 53 basis points decrease in the average interest rate paid on time deposits along with a decrease in average time deposit balances of $9.4 million, or 4.3%. The decrease in the average interest rate paid on time deposit accounts was primarily due to the decrease in market interest rates and proactive management of deposit funding costs over the course of 2025. Average interest-bearing deposit balances were $487.6 million, a 0.9% decrease during the year ended December 31, 2025, resulting from a decrease in all deposit categories except money market accounts since December 31, 2024. During the year ended December 31, 2025, interest expense on borrowed funds and other interest-bearing liabilities decreased by $496,000, or 74.7%, compared to the year ended December 31, 2024, primarily due to a $15.3 million decrease in average borrowed funds and other interest-bearing liabilities outstanding due to the repayment of our borrowings during 2025.

Non-Interest Income

Non-interest income was $683,000 for the fourth quarter of 2025, a decrease of $382,000, or 35.9%, as compared to $1.1 million for the third quarter of 2025. The decrease from the prior quarter was primarily due to a $228,000 decrease in earnings on bank owned life insurance which resulted from the recognition of a death benefit in the third quarter of 2025 and a $119,000 change in realized losses on the sale of equity securities. Non-interest income during the fourth quarter of 2025 decreased $385,000, or 36.0%, as compared to $1.1 million for the fourth quarter of 2024. The decrease from the prior year quarter was primarily due to a $172,000 decrease in earnings on annuity assets in connection with a one-time earnings enhancement realized from the purchase of annuities during the fourth quarter of 2024. Additionally, earnings on bank owned life insurance decreased by $111,000 from the prior year quarter as a result of the recognition of a death benefit in the fourth quarter of 2024.

Non-interest income was $3.3 million for the year ended December 31, 2025, a decrease of $31,000, or 0.9%, as compared to the year ended December 31, 2024. The decrease was primarily due to a $103,000 decrease in earnings on annuity assets in connection with a one-time earnings enhancement realized from the purchase of annuities during the fourth quarter of 2024, as well as a $49,000 decrease in service charges and fees and a $36,000 decrease in debit card fees. These decreases were partially offset by an increase in realized gains on sale of equity securities of $96,000, or 177.8%, during the year ended December 31, 2025 when compared to the year ended December 31, 2024.

Non-Interest Expense

Non-interest expense was $4.9 million for the fourth quarter of 2025, a decrease of $355,000, or 6.7%, as compared to $5.3 million for the fourth quarter of 2024. The decrease from the prior year quarter was primarily related to a decrease in salaries and employee benefits of $311,000, or 9.4%, which was partially offset by a $54,000 increase in data processing primarily due to costs related to core system maintenance and a $52,000 increase in other non-interest expense. Non-interest expense during the fourth quarter of 2025, when compared to the third quarter of 2025, remained relatively consistent, increasing $77,000, or 1.6%.

Non-interest expense was $19.3 million for the year ended December 31, 2025, a decrease of $714,000, or 3.6%, as compared to $20.0 million for the year ended December 31, 2024. The decrease primarily related to a decline in FDIC insurance expense of $493,000, or 61.9%, as a result of a decrease in premium assessments. Additionally, as a result of management's efforts to decrease the use of external consultants and optimize operating expenses, professional services decreased by $312,000, or 21.5%, occupancy and equipment expense decreased by $127,000, or 4.7%, and telephone and communications expense decreased by $113,000, or 26.0%, for the year ended December 31, 2025 as compared to the prior year. These decreases were partially offset by an increase in salaries and employee benefits expense of $157,000, or 1.4%, as well as an increase in data processing costs of $147,000, or 8.2%, for the year ended December 31, 2025 when compared to the year ended December 31, 2024.

Income Tax Expense

Income tax expense was $411,000 for the fourth quarter of 2025, a decrease of $76,000, or 15.6%, as compared to $487,000 for the third quarter of 2025, and an increase of $133,000, or 47.8%, as compared to $278,000 for the fourth quarter of 2024. The decrease in income tax expense from the prior quarter was primarily related to the decrease in taxable income earned during the current quarter. The increase in income tax expense from the prior year quarter was primarily related to the increase in taxable income earned during the current quarter.

Income tax expense was $1.5 million for the year ended December 31, 2025, an increase of $548,000, or 58.6%, as compared to $935,000 for the year ended December 31, 2024. The increase in income tax expense for the year ended December 31, 2025 when compared to the year ended December 31, 2024 was due to an increase in taxable income earned during 2025 when compared to 2024. The annual effective tax rate was 16.9% for the year ended December 31, 2025 as compared to 15.9% for the year ended December 31, 2024.

Credit Quality

The Company’s allowance for credit losses on loans was $4.9 million as of December 31, 2025 as compared to $5.1 million as of December 31, 2024. The Company’s allowance for credit losses on unfunded commitments was $361,000 as of December 31, 2025 as compared to $314,000 as of December 31, 2024. Non-performing assets as a percent of total assets decreased to 0.23% at December 31, 2025 as compared to 0.55% at December 31, 2024, due to a decrease in non-performing assets of $2.1 million, or 55.8%. The Company’s allowance for credit losses on loans as a percent of net loans was 0.87% and 0.93% and its allowance for credit losses on loans as a percent of non-performing loans was 290.71% and 134.91%, at December 31, 2025, and 2024, respectively.

The Company recorded a provision for credit losses of $40,000 for the fourth quarter of 2025 and a $180,000 credit to provision for credit losses for the year ended December 31, 2025. For the year ended December 31, 2025, the $180,000 credit to the provision for credit losses was comprised of a $227,000 credit related to the loan portfolio, partially offset by a $47,000 provision related to the reserve for unfunded commitments.

The decrease in the allowance for credit losses on loans and the corresponding credit to the provision for credit losses recognized during the year ended December 31, 2025 was the result of a decrease in the qualitative loss rates, partially offset by an increase in the expected loss rates derived from quantitative losses, which are inclusive of forecasted economic trends.

Balance Sheet Summary

Total assets at December 31, 2025 were $727.3 million, a $41.8 million increase, or 6.1%, as compared to $685.5 million at December 31, 2024. Cash and cash equivalents increased by $31.1 million, or 94.0%, from $33.1 million at December 31, 2024 to $64.3 million at December 31, 2025. The increase in cash and cash equivalents was primarily due to an increase in interest earning deposits of $30.8 million, or 101.3%, as the result of the second step conversion and offering that was completed during 2025. Securities available for sale were $56.1 million at December 31, 2025 as compared to $56.5 million at December 31, 2024, representing a decrease primarily due to paydowns during 2025. Net loans receivable at December 31, 2025 and December 31, 2024 were $555.4 million and $544.6 million, respectively. Total deposits at December 31, 2025 were $573.3 million, an increase of $299,000, or 0.1%, compared to $573.0 million at December 31, 2024. The Company’s percentage of uninsured deposits to total deposits was 11.3% and 13.5%, at December 31, 2025 and December 31, 2024,

respectively. Total borrowings decreased $10.3 million, or 100%, to $0 at December 31, 2025 as all borrowings were paid off.

Stockholders’ equity at December 31, 2025 was $141.6 million, a $51.8 million increase, or 57.6%, as compared to $89.9 million at December 31, 2024. The increase in stockholders’ equity was primarily attributed to the completion of the second step conversion and offering during 2025, net income of $7.3 million earned during 2025, and a $2.3 million decrease in accumulated other comprehensive losses.

About Lake Shore

Lake Shore Bancorp is the holding company of Lake Shore Bank, a New York chartered, community-oriented financial institution headquartered in Dunkirk, New York. The Bank has ten full-service branch locations in Western New York, including four in Chautauqua County and six in Erie County. The Bank offers a broad range of retail and commercial lending and deposit services. Lake Shore Bancorp’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about Lake Shore Bancorp is available at www.mylsbank.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements reflect management’s current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve and are subject to significant risks, contingencies, and uncertainties, many of which are difficult to predict and are generally beyond our control including, but not limited to, data loss or other security breaches, including a breach of our operational or security systems, policies or procedures, including cyber-attacks on us or on our third party vendors or service providers, economic conditions, the effect of changes in monetary and fiscal policy, inflation, tariffs, unanticipated changes in our liquidity position, climate change, public health issues, geopolitical conflict, increased unemployment, deterioration in the credit quality of the loan portfolio and/or the value of the collateral securing repayment of loans, reduction in the value of investment securities, the cost and ability to attract and retain key employees, regulatory or legal developments, tax policy changes, dividend policy changes, and our ability to implement and execute our business plan and strategy and expand our operations. These factors should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements, as our financial performance could differ materially due to various risks or uncertainties. We do not undertake to publicly update or revise our forward-looking statements if future changes make it clear that any projected results expressed or implied therein will not be realized.

# # # # #

Source: Lake Shore Bancorp, Inc.

Category: Financial

Investor Relations/Media Contact

Kim C. Liddell

President, CEO, and Director

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1012

Selected Financial Condition Data

	December 31,	December 31,
	2025	2024
	(Unaudited)
	(Dollars in thousands)

Total assets	$727,323	$685,504
Cash and cash equivalents	64,280	33,131
Securities, at fair value	56,138	56,495
Loans receivable, net	555,441	544,620
Deposits	573,277	572,978
Long-term debt	—	10,250
Stockholders’ equity	141,639	89,868

Statements of Income

	Three Months Ended		Years Ended
	December 31,		December 31,
	2025	2024	2025	2024
	(Unaudited)
	(Dollars in thousands, except per share amounts)
Interest income	$9,457	$8,590	$36,283	$34,804
Interest expense	2,835	3,249	11,718	13,741
Net interest income	6,622	5,341	24,565	21,063
Provision (credit) for credit losses	40	(613)	(180)	(1,479)
Net interest income after provision (credit) for credit losses	6,582	5,954	24,745	22,542
Total non-interest income	683	1,068	3,273	3,304
Total non-interest expense	4,920	5,275	19,266	19,980
Income before income taxes	2,345	1,747	8,752	5,866
Income tax expense	411	278	1,483	935
Net income	$1,934	$1,469	$7,269	$4,931
Basic and diluted earnings per share(1)	$0.26	$0.19	$0.97	$0.65
Dividends declared and paid per share(1)	$0.09	$0.13	$0.31	$0.40

Selected Financial Ratios
Return on average assets(2)	1.04%	0.85%	1.02%	0.70%
Return on average equity(2)	5.49%	6.52%	6.41%	5.62%
Average interest-earning assets to average interest-bearing liabilities	138.60%	129.46%	133.49%	127.88%
Interest rate spread(2)	3.22%	2.72%	3.13%	2.62%
Net interest margin(2)	3.85%	3.31%	3.73%	3.21%
Efficiency ratio	67.35%	82.30%	69.21%	82.00%

(1) Per share information reflects the effects of the Company's conversion and related stock offering for all periods presented, as applicable.

(2) Annualized.

Average Balance Sheets, Interest, and Rates (Quarterly Comparison)

	For the Three Months Ended			For the Three Months Ended
	December 31, 2025			December 31, 2024
	Average	Interest Income/	Yield/	Average	Interest Income/	Yield/
	Balance	Expense	Rate(2)	Balance	Expense	Rate(2)
	(Unaudited)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits	$77,155	$752	3.90%	$43,366	$499	4.60%
Securities(1)	56,992	360	2.53%	61,137	388	2.54%
Loans, including fees	554,172	8,345	6.02%	540,376	7,703	5.70%
Total interest-earning assets	688,319	$9,457	5.50%	644,879	$8,590	5.33%
Other assets	52,773			49,207
Total assets	$741,092			$694,086

Interest-bearing liabilities
Demand & NOW accounts	$64,047	$15	0.09%	$64,465	$15	0.09%
Money market accounts	167,908	917	2.18%	153,407	912	2.38%
Savings accounts	51,658	9	0.07%	55,451	9	0.06%
Time deposits	208,982	1,853	3.55%	214,150	2,207	4.12%
Total interest-bearing deposits	492,595	2,794	2.27%	487,473	3,143	2.58%
Borrowed funds & other interest-bearing liabilities	4,014	41	4.09%	10,641	106	3.98%
Total interest-bearing liabilities	496,609	$2,835	2.28%	498,114	$3,249	2.61%
Other non-interest bearing liabilities	103,679			105,881
Stockholders' equity	140,804			90,091
Total liabilities & stockholders' equity	$741,092			$694,086
Net interest income		$6,622			$5,341
Interest rate spread			3.22%			2.72%
Net interest margin			3.85%			3.31%

(1) The tax equivalent adjustment for bank qualified tax exempt municipal securities, using a federal statutory rate of 21%, results in rates of 2.90% and 2.91% for the three months ended December 31, 2025 and 2024, respectively. Yields above are not presented on a tax equivalent basis.

(2) Annualized.

Average Balance Sheets, Interest, and Rates (Annual Comparison)

	For the Year Ended			For the Year Ended
	December 31, 2025			December 31, 2024
	Average	Interest Income/	Yield/	Average	Interest Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
	(Unaudited)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits	$50,476	$2,050	4.06%	$48,639	$2,460	5.06%
Securities(1)	56,687	1,473	2.60%	60,347	1,631	2.70%
Loans, including fees	552,006	32,760	5.93%	547,525	30,713	5.61%
Total interest-earning assets	659,169	$36,283	5.50%	656,511	$34,804	5.30%
Other assets	53,334			49,629
Total assets	$712,503			$706,140

Interest-bearing liabilities
Demand & NOW accounts	$63,952	$61	0.10%	$67,023	$64	0.10%
Money market accounts	159,470	3,792	2.38%	144,926	3,811	2.63%
Savings accounts	52,771	35	0.07%	59,095	40	0.07%
Time deposits	211,434	7,662	3.62%	220,856	9,162	4.15%
Total interest-bearing deposits	487,627	11,550	2.37%	491,900	13,077	2.66%
Borrowed funds & other interest-bearing liabilities	6,181	168	2.72%	21,465	664	3.09%
Total interest-bearing liabilities	493,808	$11,718	2.37%	513,365	$13,741	2.68%
Other non-interest bearing liabilities	105,358			105,018
Stockholders' equity	113,337			87,757
Total liabilities & stockholders' equity	$712,503			$706,140
Net interest income		$24,565			$21,063
Interest rate spread			3.13%			2.62%
Net interest margin			3.73%			3.21%

(1) The tax equivalent adjustment for bank qualified tax exempt municipal securities, using a federal statutory rate of 21%, results in rates of 2.99% and 3.08% for the year ended December 31, 2025 and 2024, respectively. Yields above are not presented on a tax equivalent basis.

Average Balance Sheets, Interest, and Rates (Prior Quarter Comparison)

	For the Three Months Ended			For the Three Months Ended
	December 31, 2025			September 30, 2025
	Average	Interest Income/	Yield/	Average	Interest Income/	Yield/
	Balance	Expense	Rate(2)	Balance	Expense	Rate(2)
	(Unaudited)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits	$77,155	$752	3.90%	$73,188	$793	4.33%
Securities(1)	56,992	360	2.53%	55,750	365	2.62%
Loans, including fees	554,172	8,345	6.02%	554,615	8,193	5.91%
Total interest-earning assets	688,319	$9,457	5.50%	683,553	$9,351	5.47%
Other assets	52,773			56,139
Total assets	$741,092			$739,692

Interest-bearing liabilities
Demand & NOW accounts	$64,047	$15	0.09%	$64,619	$15	0.09%
Money market accounts	167,908	917	2.18%	163,533	1,053	2.58%
Savings accounts	51,658	9	0.07%	47,677	9	0.08%
Time deposits	208,982	1,853	3.55%	210,852	1,889	3.58%
Total interest-bearing deposits	492,595	2,794	2.27%	486,681	2,966	2.44%
Borrowed funds & other interest-bearing liabilities	4,014	41	4.09%	2,315	30	5.18%
Total interest-bearing liabilities	496,609	$2,835	2.28%	488,996	$2,996	2.45%
Other non-interest bearing liabilities	103,679			121,512
Stockholders' equity	140,804			129,184
Total liabilities & stockholders' equity	$741,092			$739,692
Net interest income		$6,622			$6,355
Interest rate spread			3.22%			3.02%
Net interest margin			3.85%			3.72%

(1) The tax equivalent adjustment for bank qualified tax exempt municipal securities, using a federal statutory rate of 21%, results in rates of 2.90% and 3.00% for the three months ended December 31, 2025 and September 30, 2025, respectively. Yields above are not presented on a tax equivalent basis.

(2) Annualized.

Selected Quarterly Financial Data

	As of or For the Three Months Ended
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
	(Unaudited)
	(Dollars in thousands, except per share amounts)
Selected Financial Condition Data:
Total assets	$727,323	$742,802	$734,838	$688,996	$685,504
Cash and cash equivalents	64,280	83,638	75,367	30,428	33,131
Securities, at fair value	56,138	56,049	55,323	55,801	56,495
Loans receivable, net	555,441	552,611	552,389	551,640	544,620
Deposits	573,277	590,345	627,499	582,730	572,978
Long-term debt	—	2,000	2,000	4,000	10,250
Stockholders’ equity	141,639	139,306	92,884	90,662	89,868

Condensed Statements of Income:
Interest income	$9,457	$9,351	$9,107	$8,367	$8,590
Interest expense	2,835	2,996	2,985	2,902	3,249
Net interest income	6,622	6,355	6,122	5,465	5,341
Provision (credit) for credit losses	40	(269)	—	48	(613)
Net interest income after provision (credit) for credit losses	6,582	6,624	6,122	5,417	5,954
Total non-interest income	683	1,065	800	724	1,068
Total non-interest expense	4,920	4,843	4,625	4,878	5,275
Income before income taxes	2,345	2,846	2,297	1,263	1,747
Income tax expense	411	487	378	206	278
Net income	$1,934	$2,359	$1,919	$1,057	$1,469
Basic and diluted earnings per share(1)	$0.26	$0.32	$0.25	$0.14	$0.19
Dividends declared and paid per share(1)	$0.09	$0.09	$—	$0.13	$0.13

Selected Financial Ratios:
Return on average assets(2)	1.04%	1.28%	1.11%	0.62%	0.85%
Return on average equity(2)	5.49%	7.31%	8.37%	4.65%	6.52%
Average interest-earning assets to average interest-bearing liabilities	138.60%	139.79%	128.12%	129.52%	129.46%
Interest rate spread(2)	3.22%	3.02%	3.32%	2.94%	2.72%
Net interest margin(2)	3.85%	3.72%	3.84%	3.49%	3.31%
Efficiency ratio	67.35%	65.26%	66.82%	78.82%	82.30%

Asset Quality Ratios:
Non-performing loans as a percent of loans at amortized cost	0.30%	0.33%	0.32%	0.62%	0.69%
Non-performing assets as a percent of total assets	0.23%	0.25%	0.24%	0.50%	0.55%
Allowance for credit losses on loans as a percent of loans at amortized cost	0.87%	0.87%	0.93%	0.93%	0.93%
Allowance for credit losses on loans as a percent of non-performing loans	290.71%	265.57%	290.53%	148.89%	134.91%

Share Information:
Common stock, number of shares outstanding(1)	7,825,388	7,825,501	7,803,102	7,804,593	7,770,658
Treasury stock, number of shares held(1)	—	—	1,459,691	1,458,200	1,492,135
Book value per share(1)	$18.10	$17.80	$11.90	$11.62	$11.57
Tier 1 leverage ratio (Bank-only)	16.65%	16.34%	14.37%	14.31%	13.83%
Total risk-based capital ratio (Bank-only)	23.51%	22.76%	18.94%	18.67%	18.79%

(1) Share and per share information reflects the effects of the Company's conversion and related stock offering for all periods presented, as applicable.

(2) Annualized.